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                                                                     Exhibit 5.1


                                          July 16, 1996

Xionics Document Technologies, Inc.
70 Blanchard Road
Burlington, MA 01803

Ladies and Gentlemen:

     We have acted as counsel for Xionics Document Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 3,450,000 shares (including 2,500,000 shares to be issued and offered by the Company and 500,000 outstanding shares offered by Phoenix Technologies Ltd. (the "Selling Stockholder"), and also including an additional 450,000 shares in the aggregate that may be offered by the Company and the Selling Stockholder in order to cover over allotments, if any), of Common Stock, par value $.01 per share, of the Company (the "Shares"), pursuant to a Registration Statement on Form S-1, File No. 333-4613 (as amended, the "Registration Statement"), initially filed with the Securities and Exchange Commission on May 28, 1996. The Shares to be issued and offered by the Company are referred to below as the "Company Shares" and the Shares to be offered by the Selling Stockholder are referred to as the "Selling Stockholder Shares."

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     We have also assumed that: (i) an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company, the Selling Stockholder and the underwriters named therein (the "Underwriting Agreement"), will have been duly executed and delivered pursuant to the authorizing votes of the Board of Directors of the Company and that the Shares will be sold and issued or transferred only upon the payment therefor as provided in the Underwriting Agreement; and (ii) the Amended and Restated Certificate of Incorporation of the Company substantially in the form of Exhibit
3.1 to the Registration Statement will have been duly filed in Delaware prior to the sale of the Shares. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

     This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, to the extent applicable to the transactions that are the subject of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and that the Selling Stockholder Shares are, and the Company Shares, when delivered and paid for in accordance with the provisions of the Underwriting Agreement, will be, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                          Very truly yours,

                                          BINGHAM, DANA & GOULD LLP